Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Options to purchase common stock granted under the Amended and Restated 1998 Stock Option Plan of Rendition Networks, Inc. and assumed by Registrant of Opsware Inc. of our report dated February 20, 2004, with respect to the consolidated financial statements and schedule of Opsware Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California March 2, 2005